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                                                                   Exhibit 99.4

                             STATE SAVINGS COMPANY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON MAY 18, 1998


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders ("Special Meeting") of State Savings Company ("State Savings") will be held on May 18, 1998, at 5:00 p.m., Eastern Daylight Savings Time, at the offices of State Savings, 20 East Broad Street, Columbus, Ohio , for the following purposes, all of which are more completely described in the accompanying Proxy Statement/Prospectus:



          1. To consider and vote upon a proposal to approve and adopt the Affiliation Agreement dated as of January 2, 1998 between Fifth Third Bancorp ("Fifth Third") and State Savings, a copy of which is included as Annex to the accompanying Proxy Statement/Prospectus (the "Affiliation Agreement") and the transactions contemplated thereby, pursuant to which State Savings will, upon the satisfaction of certain conditions, merge into Fifth Third (the "Merger") in a transaction in which each common share, $100 par value, of State Savings (the "State Savings Common Shares") will be canceled at the time the Merger becomes effective (the "Effective Time") in consideration and exchange for the right to receive 2,770.89 (the "Exchange Ratio") shares of common stock, without par value, of Fifth Third ("Fifth Third Common Stock").



          Subsequent to the execution of the Affiliation Agreement, the Exchange Ratio has been adjusted to reflect the three-for-two stock split to be effected in the form of a stock dividend declared by Fifth Third on March 17, 1998 and to be distributed on April 15, 1998. In the event of any other stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock or any other event or action which has a similar economic effect before the Effective Time, the Exchange Ratio will be adjusted further so as to give shareholders of State Savings the economic benefit of such event or action. In addition, in the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the State Savings Board of Directors may have the right to terminate the Affiliation Agreement. If such right is exercised, Fifth Third would then have the option to increase the Exchange Ratio in accordance with the formula set forth in the Affiliation Agreement in lieu of such termination. See "PROPOSAL -- MERGER OF STATE SAVINGS INTO FIFTH THIRD -- Termination; Fee; Amendment; Waiver" in the accompanying Proxy Statement/Prospectus.

          The approval and adoption of the Affiliation Agreement by the shareholders of State Savings at the Special Meeting will authorize the State Savings Board of Directors to determine in its sole discretion whether to terminate the Affiliation Agreement in accordance with the terms thereof, including the termination of the Affiliation Agreement in the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions. Such determination may be made without notice to, or the resolicitation of proxies from, the shareholders of State Savings.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.


     Pursuant to the Code of Regulations of State Savings, the Board of Directors has fixed April 6, 1998 as the record date (the "Record Date") for the determination of Shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Only holders of record of State Savings Common Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting or any adjournments thereof.



     THE AFFILIATION AGREEMENT MUST BE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF AT LEAST TWO THIRDS OF THE ISSUED AND OUTSTANDING STATE SAVINGS COMMON SHARES ENTITLED TO VOTE. IN ADDITION, THE CONTROL SHARE ACQUISITION BY FIFTH THIRD OF MORE THAN A MAJORITY OF THE VOTING POWER OF STATE SAVINGS PURSUANT TO THE AFFILIATION AGREEMENT MUST BE APPROVED BY A MAJORITY OF THE VOTING POWER OF STATE SAVINGS REPRESENTED IN PERSON OR BY PROXY AT A SEPARATE SPECIAL MEETING AND A MAJORITY OF THE PORTION OF SUCH VOTING POWER, EXCLUDING ANY STATE SAVINGS COMMON SHARES OWNED BY ANY OFFICER OF STATE SAVINGS OR ANY DIRECTOR OF STATE SAVINGS WHO IS ALSO AN EMPLOYEE OF STATE SAVINGS AND EXCLUDING CERTAIN OTHER STATE SAVINGS COMMON SHARES. SUCH SEPARATE SPECIAL MEETING WILL BE HELD IMMEDIATELY BEFORE THE SPECIAL MEETING. A NOTICE AND A PROXY FOR SUCH SEPARATE CONTROL SHARE ACQUISITION SPECIAL MEETING WILL BE MAILED TO SHAREHOLDERS OF STATE SAVINGS SEPARATE AND APART FROM THIS PROXY STATEMENT/PROSPECTUS. IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE

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TIME OF THE MEETING, THE MEETING MAY BE ADJOURNED BY A MAJORITY OF THE VOTES
CAST IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES BY STATE SAVINGS.



     APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT STATE SAVINGS HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT AS DESCRIBED ABOVE. STATE SAVINGS EXPECTS THAT THE STATE SAVINGS BOARD OF DIRECTORS WOULD EXERCISE SUCH DISCRETION AND DECIDE WHETHER TO TERMINATE THE AFFILIATION AGREEMENT WITHOUT NOTICE TO, OR RESOLICITATION OF PROXIES FROM, SHAREHOLDERS FOR A DETERMINATION WHETHER OR NOT TO PROCEED WITH THE MERGER.


     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO STATE SAVINGS IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF STATE SAVINGS BEFORE THE SPECIAL MEETING.


                                          By Order of the Board of Directors



                                          David E. Reese, Chairman



Columbus, Ohio


April   , 1998